Exhibit 99.1

AUTOBYTEL INC. FILES FORM 10-Q QUARTERLY REPORT WITH THE

SEC AND REPORTS SECOND QUARTER 2006 RESULTS

IRVINE, Calif. - August 9, 2006 — Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-Q Quarterly Report for the second quarter ended June 30, 2006.

“The second quarter was critical for Autobytel as we laid the foundation for long term growth by stabilizing the business and implementing operational improvements,” said Autobytel President and CEO Jim Riesenbach. “In this quarter, we achieved several key goals including a realignment of our internal resources, increasing the number of retail dealers in our network while driving higher revenue per purchase request, improving our advertising revenues, and enhancing our leadership team with top industry talent.”

Summary of the Quarter Ended June 30, 2006:

Revenue for the second quarter of 2006 was $29.4 million, of which $17.8 million was related to Lead Fees, $4.3 million was related to Advertising, $6.3 million was related to CRM services, and $1.0 million was related to Data, Applications and Other. Total revenue declined $2.0 million, or 6% from revenue of $31.4 million in the second quarter of 2005.

Operating expenses were $37.7 million in the second quarter of 2006, an increase of $2.9 million from operating expenses of $34.9 million in the second quarter of 2005.

Net loss for the second quarter of 2006 was $7.9 million, or a loss of $0.19 per fully diluted share.

The Company delivered approximately 800,000 Purchase Requests in the second quarter of 2006. Of these, approximately 500,000 were delivered to retail dealers and approximately 300,000 were delivered to enterprise dealers. Additionally, the Company delivered 200,000 Finance Leads in the second quarter of 2006.

As of June 30, 2006, the Company had approximately 6,330 lead referral dealer relationships comprised of approximately 5,570 retail dealer relationships (including approximately 140 suspended dealers) and approximately 760 enterprise dealer relationships attributable to major dealer group customers.

In addition, as of June 30, 2006, the Company had 10 direct relationships with automotive manufacturers or their automotive buying service affiliates, encompassing 20 vehicle brands representing up to approximately 21,350 enterprise dealer relationships.

As of June 30, 2006, the Company’s finance lead referral network included approximately 370 relationships with retail dealers, finance request intermediaries, and automotive finance companies.

In addition, as of June 30, 2006, CRM customer relationships consisted of approximately 2,940 Web Control® system and approximately 900 Retention Performance Marketing® program relationships.

Domestic cash, cash equivalents, and short-term investments totaled $38.1 million as of June 30, 2006. Net cash used in operations was $5.2 million in the second quarter of 2006.

Business Outlook

“As we continue the work we have started this quarter, my commitment to managing expenses and driving Autobytel to a return to profitability remains firm,” continued Riesenbach. “We are excited and optimistic about the future prospects for Autobytel as we execute on our key priorities of transitioning the company toward a media-centric business model; providing high value Internet marketing services for our dealer and manufacturer customers, and capturing integration and growth opportunities between our businesses. Throughout these efforts, the mission of creating shareholder value will be front and center.”

Conference Call

A conference call to discuss second quarter 2006 financial results will be webcast live on Wednesday, August 9, 2006, at 5:00 PM Eastern Time. Participants may listen to a webcast of the live conference call over the Internet by visiting the investor relations section of the Company’s website located at: www.autobytel.com. Below is a direct link to the registration page. Please go to the website at least ten minutes prior to the call to register, download, and install any necessary audio software.

http://www.irconnect.com/abtl/conf/2q2006.html

A replay number is available beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time). The replay of the conference call may be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers. The conference ID for the replay is 3994948.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising, data and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, Special Finance LeadsSM, and AIC® data center, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, , the failure to successfully launch new products and services, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees or attract and integrate new employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Autobytel Inc. Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362

(jenniferkl@autobytel.com)

Autobytel Inc. Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023

(melaniew@autobytel.com)

Autobytel Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Domestic cash and cash equivalents	$29,177	$33,353
Restricted international cash and cash equivalents	244	241
Short-term investments	8,959	12,000
Accounts receivable, net of allowance for bad debts and customer credits of $821 and $1,124, respectively	17,936	19,042
Prepaid expenses and other current assets	2,750	2,456

Total current assets	59,066	67,092
Long-term investments	—	3,000
Property and equipment, net	4,254	4,226
Goodwill	70,697	70,697
Acquired intangible assets, net	1,409	2,189
Other assets	86	124

Total assets	$135,512	$147,328

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,572	$5,709
Accrued expenses	6,499	7,417
Deferred revenues	4,187	3,874
Other current liabilities	1,746	1,666

Total current liabilities	20,004	18,666
Deferred rent - non-current	169	131
Deferred revenues - non-current	—	21

Total liabilities	20,173	18,818
Minority interest	158	163

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 42,354,204 and 42,133,410 shares issued and outstanding, respectively	42	42
Additional paid-in capital	286,089	282,924
Accumulated deficit	(170,950)	(154,619)

Total stockholders’ equity	115,181	128,347

Total liabilities, minority interest and stockholders’ equity	$135,512	$147,328

Autobytel Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollar amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues	$29,372	$31,385	$58,444	$64,713
Costs and expenses:
Cost of revenues	14,423	12,682	29,212	26,069
Sales and marketing	7,307	7,008	14,840	15,090
Product and technology development	6,183	6,279	11,807	12,350
General and administrative	9,456	8,539	19,159	16,867
Amortization of acquired intangible assets	353	354	710	814

Total costs and expenses	37,722	34,862	75,728	71,190

Loss from operations	(8,350)	(3,477)	(17,284)	(6,477)
Interest income	472	389	943	738
Foreign currency exchange gain	2	8	5	10

Loss before income taxes and minority interest	(7,876)	(3,080)	(16,336)	(5,729)
Provision for income taxes	—	(127)	—	(271)
Minority interest	8	(76)	5	(93)

Net loss	$(7,868)	$(3,283)	$(16,331)	$(6,093)

Net loss per share - basic and diluted	$(0.19)	$(0.08)	$(0.39)	$(0.15)

Shares used in computing net loss per share - basic and diluted	42,337,302	41,906,851	42,265,226	41,906,352

Comprehensive loss:
Net loss	$(7,868)	$(3,283)	$(16,331)	$(6,093)
Foreign currency translation adjustment	—	(249)	—	(314)

Comprehensive loss	$(7,868)	$(3,532)	$(16,331)	$(6,407)

Autobytel Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(16,331)	$(6,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charges:
Depreciation and amortization	1,065	1,048
Amortization of acquired intangible assets	780	976
Provision for bad debt	63	342
Provision for customer credits	974	1,482
Write-off of capitalized internal use software	264	—
Loss on disposal of property and equipment	3	2
Stock-based compensation	2,484	—
Minority interest	(5)	93
Foreign currency exchange gain	(3)	—
Changes in assets and liabilities:
Accounts receivable	69	(3,142)
Prepaid expenses and other current assets	(294)	(728)
Other assets	38	5
Accounts payable	1,863	1,032
Accrued expenses	(918)	(1,492)
Deferred revenues	292	150
Accrued domestic restructuring	—	(74)
Other liabilities	118	(31)

Net cash used in operating activities	(9,538)	(6,430)

Cash flows from investing activities:
Maturities of short-term and long-term investments	9,000	18,600
Purchases of short-term and long-term investments	(2,959)	(8,100)
Change in restricted international cash and cash equivalents	—	(168)
Purchases of property and equipment	(1,373)	(1,126)
Proceeds from sale of property and equipment	13	6

Net cash provided by investing activities	4,681	9,212

Cash flows from financing activities:
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	681	16

Net cash provided by financing activities	681	16

Net (decrease) increase in cash and cash equivalents	(4,176)	2,798
Cash and cash equivalents, beginning of period	33,353	24,287

Cash and cash equivalents, end of period	$29,177	$27,085

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$316	$534